Exhibit 10.2

                        ASSET SALE AND PURCHASE AGREEMENT


THIS ASSET SALE AND PURCHASE AGREEMENT is entered into as of this 6th day of March, 2001 among GSE Systems, Inc., a Delaware corporation (a "Seller" or "GSE Systems"), GSE Process Solutions, Inc., a Delaware corporation (a "Seller" or "GSE Process" and together with GSE Systems, "Sellers"), Avantium International B.V., a company organized and existing under the laws of The Netherlands (the "Buyer") and Avantium Technologies US, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Buyer ("Avantium US").

     WHEREAS, Sellers are, among other things, engaged through the VirtualPlant Division, in the development, marketing, licensing, and sale of Business Products and Business Services (as herein defined);

     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the assets and operations of the VirtualPlant Division that are essential to developing, marketing, licensing, and selling Business Products and Business Services as a going concern upon the terms and subject to the conditions set forth herein;

     WHEREAS, GSE Systems UK, Ltd., a corporation organized under the laws of the United Kingdom and a wholly-owned subsidiary of GSE Systems ("GSE UK") also desires to sell (concurrently with the sale and purchase hereunder) to Avantium Technologies UK, Ltd., a corporation organized under the laws of the United Kingdom and a wholly-owned subsidiary of Buyer ("Avantium UK"), and Avantium UK desires to purchase from GSE UK, the UK Assets pursuant to the UK Purchase Agreement; and


     WHEREAS, as consideration for the IP Assets, Buyer is issuing to GSE Systems 200,000 of its Convertible Preferred Shares and 280,000 of its Ordinary Shares (each with a par value of Euro 1.00 per share).

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.       DEFINITIONS

     For all purposes of this Agreement, certain capitalized terms specified in
Section 28 shall have the meanings set forth in Section 28, except as otherwise expressly provided.

2.       Sale and Purchase of Assets; Assumption of Liabilities

          2.1. Asset Sale

     On the basis of the representations, warranties and agreements contained herein and in the UK Purchase Agreement, and subject to the terms and conditions hereof and thereof, Sellers and GSE UK agree to sell, assign, transfer, convey and deliver to Buyer and Avantium UK, and Buyer and Avantium UK agree to purchase from Sellers and GSE UK, the Assets and the UK Assets at the Closing, and Sellers agree to license the technology that is the subject of the Software License Agreement.

          2.1.1. Assets

     The Assets that are being purchased and sold pursuant to this Agreement are:

     ( a) all right, title and interest in all patents, patent rights, patent applications, patents that may issue from any of the pending patent applications, trademarks and logos, trade names, service marks, trade dress, all applications, recordings and registrations of the foregoing, all renewals of the foregoing applications, recordings and registrations, other sources of business identifiers, domain names, domain name registrations worldwide, trade styles, package designs, products designs, corporate names, copyrights (including Software) and any applications and registrations thereof, maskworks, net lists, designs, methods, drawings, specifications, descriptions, schematics, technology, products, know-how, trade secrets, inventory, ideas, algorithms, processes, inventions (whether or not patentable), improvements, notes, records, memoranda, tangible and intangible proprietary information and materials, all goodwill associated with the foregoing, and all right to sue for past infringement of the foregoing (collectively "Intellectual Property") that are specifically related to the VirtualPlant Division or are necessary for developing, marketing, maintaining or licensing Business Products or for the provision of Business Services, or otherwise necessary for the operation of the VirtualPlant Division, and all rights corresponding to the foregoing throughout the world ("VirtualPlant Intellectual Property"), including but not limited to the patent applications, trademarks, material copyrightable works (including but not limited to Software) and domain names set forth on Schedule 3.5(c), but specifically excluding the Excluded Assets described in Section 2.1.2. Such Assets, other than the Excluded Assets, are referred to collectively as Intellectual Property Assets;

     (b) all of Sellers' inventory of Business Products, but excluding the Licensed Assets listed in Section 2.1.2.(a), wherever located, including raw materials, work in progress and under service contracts, finished products, products subject to right of return, and inventoriable supplies owned by Seller and specifically related to the conduct of the business of the VirtualPlant Division (the "Inventory"), as set forth on Schedule 3.4(d) and any rights of Sellers to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory;

     (c) all of Sellers' rights under any and all contracts, licenses, sublicenses, agreements and other arrangements under which either Seller has the right to use any third party intellectual property rights that are incorporated in, or form a part of any Business Product, or otherwise are necessary for research and development or any operations of the VirtualPlant Division, or are necessary for developing, marketing, maintaining or licensing Business Products, or for the provision of Business Services (such rights are collectively referred to as "Third Party Intellectual Property Rights" and such contracts, licenses, sublicenses, agreements and other arrangements are collectively referred to as "Third Party IP Licenses"), except to the extent such Third Party IP Rights are licensed to Buyer under the Software License Agreement;

     (d) all of Sellers' rights under any and all contracts, agreements, licenses, sublicenses, leases, purchase orders, sales orders, instruments and commitments pursuant to which any person is authorized to use or disclose any Intellectual Property Asset, or that relate to the Assets, to the sale, licensing, or distribution of Business Products, to the provision of Business Services, to the VirtualPlant Division or to the business and operations of the VirtualPlant Division to which either Seller is a party (collectively, the "Seller Contracts") that will be in effect on the Closing Date and any such Seller Contracts entered into between the date hereof and the Closing Date by Sellers, but not any rights to payment for Business Services performed by Sellers prior to the Closing Date, and not any Seller Contracts identified as Excluded Assets in Sections 2.1.2(b), (c), (d) and (e);

     (e) all mailing lists, customer lists, warranty information, standard forms of documents, manuals of operation or business procedures, and other similar information to the extent specifically related to the operation of the business of the VirtualPlant Division;

     (f) all books and records of Sellers (including all contracts, commitments, reports of examination and other records and information, including on discs, tapes and other data-storing media, but excluding management information systems not used exclusively in the business of the VirtualPlant Division) specifically related to the conduct of the business of the VirtualPlant Division, but in all cases excluding the originals of any personnel records; and

     (g) certain tangible personal property set forth on Schedule 3.13 (collectively, "Tangible Assets").

     2.1.2. Excluded Assets

     Notwithstanding the provisions of Section 2.1.1, or any other article of this Agreement, the Assets shall not include, and Sellers are not selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Sellers, the following excluded assets (the "Excluded Assets"):

     (a) any Business Products (including any Intellectual Property rights therein) that are licensed to Buyer under the Software License Agreement (collectively, "Licensed Assets"); and

     (b) any of Sellers' rights under any Seller Contract to the extent that such Seller Contract is for the sale, licensing, or distribution of Business Products (including any Intellectual Property rights therein) that are licensed to Buyer under the Software License Agreement; and

     (c) any of Seller's rights under any Seller Contract that serves as an agent agreement, reseller agreement or a distributor agreement, except as expressly assigned to Avantium and identified in Section 2.4(a);

     (d) any of Sellers' rights under any Seller Contract that grants a license to any item of BatchCAD Software or ReactionCAD Software; and

     (e) any of Sellers' rights under any Seller Contract for the provision of maintenance services with respect to BatchCAD Software or ReactionCAD Software; and

     (f) Flexbatch.

     2.2. Purchase Price

     For and in consideration of the conveyances and assignments described herein and in the UK Purchase Agreement and in addition to the assumption of liabilities as set forth in Section 2.4 and in the UK Purchase Agreement, Buyer and Avantium UK agree to pay to Sellers and GSE UK and Sellers and GSE UK agree to accept from Buyer, a purchase price (the "Purchase Price") consisting of 200,000 Convertible Preferred Shares and 280,000 Ordinary Shares of Buyer (each with a par value of Euro 1.00 per share).

     2.3. [Intentionally Omitted]

     2.4. Assumption of Liabilities

     At the Closing, Buyer shall assume only the liabilities and obligations of Sellers to be performed after the Closing Date under the contracts, agreements and leases set forth and described in Schedule 2.4(a).

     Buyer shall not assume or be deemed to assume any debts, liabilities or obligations of Sellers except as specified in this Section 2.4. All such assumptions pursuant to this Section 2.4 shall be subject to Buyer's confirmation with creditors of existing unperformed obligations. Without limiting the generality of the foregoing, Buyer shall not assume, and Sellers shall continue to bear sole responsibility for, any and all actions, causes of actions and claims to recover under any one or more of Sections 544 through 550 and 553 of the United States Bankruptcy Code or under any corresponding provision of state law (collectively, "Avoidance Actions".)

3. REPRESENTATIONS AND WARRANTIES BY SELLERS

     Sellers, jointly and severally, represent, warrant and covenant to Buyer as follows:

     3.1. Organization and Standing

     Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which registration or qualification is required. GSE UK is a company organized, validly existing and in good standing under the laws of the United Kingdom and is duly qualified to do business under the laws of the United Kingdom and is in good standing under the laws of each jurisdiction in which registration or qualification is required. Neither the nature of the business conducted by either Seller, nor the character of the properties owned, leased or otherwise held by that Seller makes any such qualification necessary in any other state, country, territory or jurisdiction. Each Seller has the full and unrestricted power and authority, corporate and otherwise, to own, lease and otherwise to hold and operate the Assets, to carry on the business of the VirtualPlant Division as now conducted by it, and to enter into and perform the terms of this Agreement, the other Seller Documents and the transactions contemplated hereby and thereby.

     3.2. Authorization

     The execution, delivery and performance of this Agreement and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary actions of Sellers and GSE UK (none of which actions has been modified or rescinded and all of which actions are in full force and effect). The approval of the holders of Sellers' outstanding capital stock is not required, including by any rules or regulations of the American Stock Exchange, to consummate the transactions contemplated by this Agreement. This Agreement constitutes, and upon execution and delivery each other Seller Document will constitute, a valid and binding agreement and obligation of Sellers, enforceable in accordance with its respective terms. Except as specified in Section 3.4, the execution, delivery and performance by either Seller of this Agreement and of the other Seller Documents will not require the consent, approval or authorization of any person, entity or governmental authority.

     3.3. Litigation; Compliance with Law

     There is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of either Seller, threatened, against or involving either Seller, the Assets, Licensed Assets or the VirtualPlant Division, or the propriety of this Agreement or any other Seller Document, at law or in equity, or before or by any court, arbitrator or governmental authority, and neither Seller is operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or governmental authority that could have a material effect on the Assets, this Agreement or the VirtualPlant Division. No governmental agency or authority has at any time challenged, questioned, or commenced or given notice of intention to commence any investigation relating to, the legal right of Sellers to conduct the business of the VirtualPlant Division as now or heretofore conducted by Sellers. Each Seller has complied and is in compliance with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to the VirtualPlant Division and to the Assets, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters. Each Seller has obtained and holds all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities necessary in order to conduct the business and operations of the VirtualPlant Division as presently conducted and to own, use and maintain the Assets.

     3.4. Assets; Consents

     (a) Each Seller is the sole and exclusive legal and equitable owner of and has good and marketable title to the Assets free and clear of any Encumbrances, except for those Encumbrances set forth in Schedule 3.4(a), which shall be removed prior to or contemporaneously with the Closing.

     (b) On the Closing Date, Buyer shall acquire good and marketable title to, and all right, title and interest in, the Assets, free and clear of all Encumbrances. The Assets so acquired at the Closing shall constitute all of the real, personal and mixed assets and property, both tangible and intangible, which are used exclusively in the VirtualPlant Division. Such Assets, together with the Software and technology licensed pursuant to the Software License Agreement, constitute all of the real, personal and mixed assets and property, both tangible and intangible, that are used and held for use for the business and operations of the VirtualPlant Division.

     (c) All of the Assets to be sold or assigned hereunder are transferable by Sellers by Sellers' sole acts and deeds, and no consent on the part of any other person is necessary to validate the transfer to Buyer, except that certain of the agreements described in Schedule 3.4(c) may be assigned only with the consent of third parties.

     (d) Schedule 3.4(d) lists Sellers' complete Inventory of Business Products, excluding the Licensed Assets, and identifies the respective locations of such Inventory.

     3.5. Intellectual Property; Licenses

     (a) Collectively, Sellers own all right, title and interest in and to the Intellectual Property Assets. Sellers own all Intellectual Property Assets free and clear of Encumbrances.

     (b) Collectively, Sellers own all right, title and interest in and to, or are licensed or otherwise possess all necessary rights to use, modify, reproduce, distribute and sublicense the Licensed Assets in accordance with the Software License Agreement.

     (c) Schedule 3.5(c) lists all patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered and material unregistered copyrights (including all Software), and maskworks included in the Intellectual Property Assets, including the jurisdictions in which each such Intellectual Property Asset has been issued or registered or in which any application for such issuance and registration has been filed.

     (d) Schedule3.5(d) lists all Intellectual Property items that are not included as an Intellectual Property Asset, but that are necessary in the conduct of the business of the VirtualPlant Division, specifically related to the VirtualPlant Division, and necessary for developing, marketing, maintaining and licensing Business Products and for the provision of Business Services, or otherwise necessary for the operation of the VirtualPlant Division.

     (e) Schedule 3.5(e) (i) lists all contracts, agreements, licenses, sublicenses and other arrangements as to which either Seller is a party and pursuant to which either Seller is authorized to use any Third
Party Intellectual Property Right, (ii) describes the extent to which any Third Party Intellectual Property Right is included in any Licensed Asset, and (iii) identifies all licenses or similar agreements involving any Third Party Intellectual Property Right that require third party consent for assignment, or license under the Software License Agreement, as the case may be, to Buyer. Except as set forth in Schedule 3.5(e), there are no royalties, fees or other payments payable by Sellers to any person by reason of the ownership, use, sublicense, sale or disposition of VirtualPlant Intellectual Property to Buyer. Each Seller has complied with all of the provisions of such Third Party IP Licenses and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. There has not been (i)any failure of any party to any such Seller Contract to comply with all provisions thereof, (ii)any default by any party thereunder, (iii)any threatened cancellation thereof, (iv)any outstanding dispute thereunder, or (v) any basis for any claim of breach or default thereunder.

     (f) Schedule 3.5(f) (i) lists all contracts, agreements, licenses, sublicenses and other agreements pursuant to which any person is authorized to use or disclose any Intellectual Property Asset ("Licenses") and any contracts for the provision of maintenance services with respect to such Licenses, (ii) identifies the type of License, (iii) identifies the respective Intellectual Property Asset, (iv) identifies the applicable fees and terms with respect to any such Licenses and maintenance agreements, (v) identifies which Licenses are retained by Sellers under Section 2.1.2(d), (vi) identifies which Licenses are to be further assigned by Sellers to Hyprotech Limited in accordance with the Amendment, Assignment and Assumption of Software Distribution Agreement and Consent to Assignment among GSE Process Solutions, Inc., GSE Systems, Inc., Hyprotech Ltd., and Avantium International, B.V. attached as Exhibit A. Except as set forth on Schedule 3.5(f), Seller has delivered true and complete copies of all such Licenses (and such amendments and modifications thereto) to Buyer prior to the execution of this Agreement. The terms and conditions of Licenses that Sellers have not provided to Buyer (and the terms and conditions of Licenses amended or modified by amendments and modifications that have not been provided to Buyer) are no less favorable to Sellers than the terms, conditions and obligations of the pro forma agreement that correlates to the Reference Year set forth in Schedule 3.5(f). Each Seller has complied with all of the provisions of such Licenses and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. There has not been (i)any failure of any party to any such License to comply with all provisions thereof, (ii)any default by any party thereunder, (iii)any outstanding dispute thereunder, or (iv)any basis for any claim of breach or default thereunder.

     (g) There is no unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual
Property Right or any VirtualPlant Intellectual Property, including but not limited to any trade secret material to the VirtualPlant Division, by Sellers or any third party, including any employee or former employee of either Seller. Each Seller represents and warrants that it has the right to bring an action for the infringement of all of the VirtualPlant Intellectual Property, and neither Seller has advised any third party that such third party may be infringing any VirtualPlant Intellectual Property or breaching any license or agreement involving VirtualPlant Intellectual Property.

     (h) Neither Seller is, nor will either Seller be as a result of the execution and delivery of this Agreement or the performance of it obligations under this Agreement, in breach of any license, sublicense, contract or other agreement relating to the VirtualPlant Intellectual Property or Third Party Intellectual Property Rights.

(i) The Business Products and the Assets do not infringe any patent, trademark, service mark, copyright, trade secret or other Intellectual Property right of any third party.

     (j) The conduct of the business of the VirtualPlant Division does not infringe any patent, trademark, service mark, copyright, trade secret or other Intellectual Property right of any third party.

     (k) All officers, employees and consultants of each Seller that currently are or ever have been officers, employees or consultants who have participated in the VirtualPlant Division have executed and delivered to that Seller an agreement ensuring the protection of proprietary information and effectively assigning to that Seller any VirtualPlant Intellectual Property arising from services performed for that Seller by such persons. All employees who contributed to the VirtualPlant Intellectual Property did so within the scope of their employment with Sellers. All employees and consultants who contributed to the VirtualPlant Intellectual Property have been identified on Schedule 3.5(k).

     (l) Any third party to which Seller has disclosed or allowed access to proprietary and confidential VirtualPlant Intellectual Property has executed a confidentiality and nondisclosure agreement with respect to such Intellectual Property.

     (m) No source code for any of the Business Products that are Assets has been licensed or otherwise made available to any person other than Sellers, Buyer, or any designated escrow agent, and Seller have treated such source code, and the data associated therewith, as confidential and proprietary business information, and has taken all reasonable steps to protect the same as trade secrets of Sellers.

     (n) All Licensed Assets perform and will perform in all material respects, free of significant bugs and programming errors, with the functionality described in any published specifications or end user documentation provided to Avantium or Avantium Affiliates for a period of one year from the date of delivery. All Business Services provided by or on behalf of either Seller have been performed in a professional and workmanlike manner and in conformity with any applicable specifications provided to a customer. With respect to Business Products licensed to any third party, but excluding Licensed Assets, all such Business Products shall perform the functions described in any published specifications or end user documentation and shall conform to any and all warranties provided to customers or licensees. Except as otherwise specifically stated in this Section 3.5(n), all remaining Business Products are provided "as is" without any warranties, whether express or implied, including but not limited to the implied warranties of merchantability or fitness for a particular purpose.

     (o) Schedule 3.5(o) lists all maintenance agreements and contracts relating to the BatchCAD Software or ReactionCAD Software effective as of January 1, 2001, which have been assigned to Hyprotech Ltd.

     (p) Each Seller has taken commercially reasonable actions customary in the software industry to document the software for the Business Products and its operation and the source code and documentation of or relating to the Business Products have been written in a clear and professional manner.

     (q) Neither Seller has exported or transmitted Business Products or software tools to any country to which such export or transmission is restricted by any applicable U.S. regulation or statute, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.

     (r) There are no material claims pending against either Seller with respect to any warranties or maintenance obligations with respect to any Business Products or Business Services.

          3.6. Contracts

     The Seller Contracts set forth and  described in _ Schedule
3.5(e), Schedule 3.5(f) and Schedule 3.6 are all of the contracts, agreements, licenses, sublicenses, leases, purchase orders, sales orders, instruments and commitments (both written and oral) pursuant to which any person is authorized to use or disclose any Intellectual Property Asset, or that relate to the Assets, to the sale, licensing, or distribution of Business Products (excluding the Licensed Assets), to the provision of Business Services, to the VirtualPlant Division or to the business and operations of the VirtualPlant Division. Sellers warrant (but do not represent) that neither Seller has entered into any agreement or understanding, whether written or oral, that waives any of its rights under any such Seller Contract. Except as indicated on Schedule 3.5(e),
Schedule 3.5(f) or Schedule 3.6, each Seller has delivered true and complete copies of all such Seller Contracts (and all amendments and modifications thereto) to Buyer prior to the execution of this Agreement. The unperformed obligations ascertainable from the terms on the face of such Seller Contracts (and such amendments or modifications thereto), are the only existing unperformed obligations thereunder. Each Seller Contract is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against, the parties thereto. Each Seller has complied with all of the provisions of such Seller Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. There has not been (i) any failure of any party to any such Seller Contract to comply with all provisions thereof,
(ii) any default by any party thereunder, (iii) any threatened cancellation thereof, (iv) any outstanding dispute thereunder, or (v) any basis for any claim of breach or default thereunder.

     3.7. Conflicts

     The execution and delivery of this Agreement and the other Seller Documents, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Sellers, to the Assets or to the VirtualPlant Division, or conflict with or result in a material breach of or constitute a material default under any of the terms, conditions or provisions of either Seller's articles of incorporation or bylaws, or any contract, agreement, lease, commitment, or understanding to which either Seller is a party or by which a Seller is bound or to which any of the Assets or the VirtualPlant Division is subject, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets.

     3.8. Taxes

     The amounts set up as a liability for income and other taxes on the balance sheets of Sellers (excluding any reserve for deferred taxes established to reflect timing differences between book and tax income) are sufficient for all accrued and unpaid taxes of each Seller whether or not disputed, during or applicable to the periods ended on the dates of such balance sheets and all years and periods prior thereto for which that Seller may be liable. Neither Seller is a party to any pending action or proceeding, and there is no action or proceeding threatened by any government or authority against either Seller, for assessment or collection of taxes which action or proceeding, if determined adversely to such Seller, would have a material adverse effect on the Seller. There are no security interests on any of the Assets or UK Assets that arose in connection with any failure (or alleged failure) to pay any tax. Sellers have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

     3.9. Employee Benefit Plans; ERISA

     (a) Schedule 3.9(a) contains a true and complete list and description of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and each bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance, termination pay, welfare, retiree medical or retiree life insurance, plan, program, agreement or arrangement, and any other employee benefit plan, program, agreement or arrangement, labor arrangement or agreement, trust, plan, fund or other arrangement in effect as of the date hereof for the benefit or welfare of any Designated Employee (each, a "Seller Plan").

     (b) Sellers have provided to Buyer prior to the Closing complete copies of all Seller Plans together with a copy of (i) a written description of any oral Seller Plans, and (ii) the current summary plan description and summary of material modifications, if applicable.

     (c) Except as set forth in Schedule 3.9(c ), no Seller Plan or other agreement or arrangement will provide a benefit or payment, or an increased benefit or payment, or acceleration or realization of any rights to any person as a result of the transactions contemplated by this Agreement.

     3.10. Environmental Matters

     With respect to environmental matters:

     (a) the operations of the VirtualPlant Division have been and are in compliance with all applicable Environmental Laws and all permits, licenses or other authorizations issued pursuant to Environmental Laws ("Environmental Permits"), and Sellers have obtained all Environmental Permits necessary to operate the VirtualPlant Division;

     (b) there are no judicial or administrative proceedings pending or, to the knowledge of Sellers, threatened against Sellers alleging the violation of any Environmental Laws in connection with the operation of the VirtualPlant Division;

     (c) there are no investigations pending or, to the knowledge of Sellers, threatened against Sellers in connection with the operations of the VirtualPlant Division which could lead to the imposition of any liability pursuant to any Environmental Laws; and

     (d) Neither Seller has received any notice claiming any violation of any Environmental Laws or any Environmental Permit in connection with the operation of the VirtualPlant Division.

     3.11. Labor Relations

     (a) There are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or threatened between Sellers and any of the employees or agents of the VirtualPlant Division. Sellers have complied and are in compliance in all material respects with all laws and regulations relating to the employment of the Designated Employees, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. There are no collective bargaining agreements, employment agreements between Sellers and any of the Designated Employees or professional service contracts not terminable at will relating to the VirtualPlant Division. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity, except as described in Schedule 3.9(c ) hereto. No employee of the VirtualPlant Division has any contractual right to continued employment by Sellers following consummation of the transactions contemplated by this Agreement. Sellers have previously delivered to Buyer an accurate and complete list, dated as of the date of this agreement, of all employees of the VirtualPlant Division, and the positions with Sellers and the rate of compensation (including salary, bonuses and commissions) of each such employee.

     (b) Neither Sellers nor any of their employees is a party to any contract containing provisions that would limit in any way the ability of Sellers, any of their employees or Buyer after the Closing to engage in business in any area or to compete against any person or entity or that would require a payment in respect of, or otherwise restrict, the activities of any such person.

     3.12. Insurance

     Sellers maintain policies of title, property, fire, casualty, liability, life, workmen's compensation, and other forms of insurance which: (i) are in full force and effect; (ii) are sufficient for compliance in all material respects by Sellers with all requirements of law and of all agreements to which the VirtualPlant Division is subject; (iii) are valid, outstanding, and enforceable policies; and (iv) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets and the VirtualPlant Division (including the business and operations thereof).

     3.13. Equipment and Furnishings

     Schedule 3.13 contains a list of the Tangible Assets including office equipment and furnishings reasonably necessary to outfit the Designated Employees, all of which Tangible Assets are being conveyed to Buyer "as is."

     3.14. Disclosure

     All facts of material importance to the Assets and to the VirtualPlant Division have been fully and truthfully disclosed to Buyer in this Agreement. No representation or warranty by Sellers in, and no document, statement, certificate, opinion letter, schedule or exhibit to be furnished or delivered to Buyer and Avantium US pursuant to, this Agreement or any other Seller Document contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.

4. REPRESENTATIONS AND WARRANTIES BY BUYER AND AVANTIUM US

     Buyer and Avantium US, jointly and severally, represent, warrant and covenant to Sellers as follows:

     4.1. Organization and Standing

     Avantium US is a company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a company duly organized, validly existing and in good standing under the laws of The Netherlands. Each of Buyer and Avantium US, as applicable, have all the requisite corporate power and corporate authority to enter into and perform the terms of this Agreement and the other Buyer Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

     4.2. Authorization

     (a) The execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Avantium US (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of Avantium US, as applicable, enforceable in accordance with its respective terms.

     (b) The purchase of the Assets by Buyer and the payment of the Purchase Price by Buyer has been approved by the shareholders of Buyer (none of which approvals has been modified or rescinded and all of which approvals are in full force and effect). The execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been authorized by the Managing Board of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of Buyer, as applicable, enforceable in accordance with its respective terms.

5. HART-SCOTT-RODINO

     As promptly as practicable and no later than the Closing Date, Sellers and Buyer, respectively, shall complete a certificate in a form reasonably acceptable to the parties upon which the parties may mutually rely in determining whether filings are required under the Hart-Scott-Rodino Act.

6. COVENANTS AND AGREEMENTS OF SELLERS

     6.1.  Intentionally Omitted

     6.2. Intentionally Omitted

     6.3. Intentionally Omitted

     6.4. Confidentiality

     Unless otherwise required by law (e.g., SEC compliance), Sellers will maintain strict confidentiality with respect to all documents and information furnished to Sellers by or on behalf of Buyer. In the event this Agreement is terminated, Sellers will return to Buyer all documents, drafts, workpapers, and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

7. [INTENTIONALLY OMITTED]

8. [INTENTIONALLY OMITTED]

9. [INTENTIONALLY OMITTED]

10. THE CLOSING

     10.1. Closing

     The Closing hereunder shall be held on March 6, 2001 (the "Closing Date") or at such other time as the parties hereto may mutually agree. The Closing shall be held at 4:00 P.M. local time at the offices of Hogan & Hartson L.L.P., 111 S. Calvert Street, Baltimore, Maryland 21202 or at such other time and place as the parties may agree.

     10.2. Delivery by Sellers

     At or before the Closing, Sellers shall deliver to Buyer:

     10.2.1. Agreements and Instruments

     The following bills of sale, statements, assignments and other instruments of transfer, dated as of the Closing Date, in form sufficient to transfer and convey to Buyer title (of the quality provided for in this Agreement) to the Assets and satisfactory to counsel to Buyer:

     (i) the Assignment Agreement;

     (ii) the Assumption Agreement;

     (iii) the Bill of Sale;

     (iv) the UK Purchase Agreement;

     (v) the Software License Agreement;

     (vi) the Transition Agreement;

     (vii) the Temporary Occupancy Agreement;

     (viii)  written  acceptances  of employment by all employees  identified on
             Schedule 10.2.1(viii);

     (ix) [intentionally omitted];

     (x) the Release of the National Bank of Canada;

     (xi) BatchWizard License Agreement;

     (xii) Patent Assignments;

     (xiii)  Amendment,  Assignment  and  Assumption of Licensing  Agreement and
Consent to Assignment among GSE Process Solutions, Inc., Hyprotech Ltd., Avantium International, B.V., and Avantium Technologies US, Inc.;

     (xiv) Amendment, Assignment and Assumption of Software Distribution Agreement and Consent to Assignment among GSE Process Solutions, Inc., GSE Systems, Inc., Hyprotech Ltd., Avantium International, B.V. and Avantium Technologies US, Inc.;

     (xv) Confirmation that the BatchCAD license to GSE Systems UK, Inc. has been terminated; and

     (xvi) Such other certificates, opinions, instruments or documents as Buyer and Avantium US may reasonably request in order to effect and document the transactions contemplated hereby.

     10.2.2. Consents

     Copies of all consents necessary to effect valid assignments to Buyer of all of the contracts and licenses listed on Schedule 3.4(c) and Schedules 3.5(e) and (f), and any other consents required to consummate the transactions contemplated by this Agreement.

     10.2.3. Certificate Concerning Amendments

     A certificate of each Seller describing all amendments or modifications to any Seller Contract.

     10.2.4. [Intentionally Omitted]

     10.2.5. Certified Resolutions

     A copy of the resolutions of directors of each Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby (ii) a copy of the by-laws of each Seller, and (iii) copy of the certificate of incorporation of each Seller, all certified by the respective Secretary of each Seller as being true, correct and complete as of the Closing Date;

     10.2.6. Officers' Certificates

     A certificate signed by the Secretary of each Seller as to the incumbency of certain officers of that Seller.

     10.2.7. Opinion of Counsel

     An opinion of counsel to each Seller, dated the Closing Date, addressed to Buyer, substantially in the form attached hereto as Exhibit B.

10.3. Delivery by Buyer and Avantium US

     At or before the Closing, Buyer and Avantium US shall deliver to Sellers:

     10.3.1. Purchase Price Payment

     The Purchase Price in the amount and manner set forth in Section 2.

     10.3.2 [Intentionally Omitted]

     10.3.3. Agreements and Instruments

     The following agreements and instruments:

     (i) the Assumption Agreement;

     (ii) the Bill of Sale;

     (iii) the UK Purchase Agreement;

     (iv) the Software License Agreement;

     (v) the Transition Agreement;

     (vi) the Temporary Occupancy Agreement;

     (vii) Buyer's power of attorney directing its Dutch civil law notary to issue all Shares constituting the Purchase Price;

     (viii) written offer of employment to all employees identified on Schedule 10.2.1(viii);

     (ix) BatchWizard License Agreement;

     (x) Amendment, Assignment and Assumption of Licensing Agreement and Consent to Assignment among GSE Process Solutions, Inc., Hyprotech Ltd., Avantium International, B.V. and Avantium Technologies, US, Inc.;

     (xi) Amendment, Assignment and Assumption of Software Distribution Agreement and Consent to Assignment among GSE Process Solutions, Inc., GSE Systems, Inc., Hyprotech Ltd., Avantium International, B.V. and Avantium Technologies US, Inc.; and

     (xii) Such other certificates, instruments or documents as Sellers may reasonably request in order to effect and document the transactions contemplated hereby.

     10.3.4. [Intentionally Omitted]

     10.3.5. [Intentionally Omitted]

10.4. Interim Adjustments

To the extent not covered by the Transition Agreement and/or the Temporary Occupancy Agreement, Buyer shall reimburse the Seller for all direct operating costs reasonably incurred by the VirtualPlant Division and GSE UK from February 1, 2001 to the Closing Date under this Agreement, net of any direct revenue allocable to the VirtualPlant Division or GSE UK during the period. Such costs and revenue shall be determined by Seller in consultation with Buyer, and the parties shall cooperate in good faith in determining the amounts due. Any request for reimbursement hereunder shall be made by April 15, 2001. Buyer shall pay all amounts that are not under dispute within 10 days of invoice, and Buyer and Seller shall act expeditiously and in good faith to resolve any dispute arising.

     10.5. Intentionally Omitted

     10.6. Intentionally Omitted

11. AGREEMENT NOT TO COMPETE; NONSOLICITATION AGREEMENT

     (a) In connection with the transactions contemplated by this Agreement and in accordance with the terms of this Section 11, the Covenantors, covenant and agree that they (or any of them) shall not compete at any time, directly or indirectly with Buyer, Avantium US or any affiliate of either in owning, managing, operating, controlling or being a consultant to, participating or having any ownership interest in, or being connected in any material respect with the ownership, management, operation or control of any enterprise which engages in the business of selling, licensing or otherwise providing services or products similar to that of the VirtualPlant Division for research and development applications (specifically excluding, among other applications, manufacturing applications.)

     (b) For a period commencing upon the execution of this Agreement and ending twelve (12) months following the Closing Date, neither Seller nor any of their respective affiliates will offer employment to, or employ (i) any Designated Employee employed by either Buyer or Avantium US at any time during such twelve
(12) month period or (ii) any person then currently employed by either Buyer or Avantium US, without the prior written approval of Buyer. This restriction shall in no way be construed to restrict, limit or encumber the rights of any employee granted by law. In addition, for a period commencing upon the execution of this Agreement and ending five (5) years following the Closing Date, neither of the Sellers nor any of their respective affiliates will solicit for employment any Designated Employee employed at any time during such five-year period by Buyer, Avantium US, or any affiliates of either.

     (c) For a period commencing upon the execution of this Agreement and ending twelve (12) months following the Closing Date, neither Buyer nor Avantium US nor any of their respective affiliates will actively solicit, offer employment to, or employ any person then currently employed by either Seller, other than any Designated Employee, without the prior written approval of that Seller. This restriction shall in no way be construed to restrict, limit or encumber the rights of any employee granted by law.

     (d) Sellers and Buyer and Avantium US acknowledge, understand, and agree that the restrictions contained in Section 11 of this Agreement are reasonable, fair, and equitable in scope, terms, and duration, are necessary to protect the legitimate business interests and good will of Sellers, Buyer and Avantium US, and are a material inducement to Sellers, Buyer and Avantium US to enter into this Agreement, and that any breach or threatened breach of such restrictions by one party would cause the other party substantial and irreparable harm for which there is no adequate remedy at law. Therefore, the parties agree that in the event of any such breach or threatened breach, if a party deems such action warranted by the particular circumstances, such party shall be entitled to equitable relief including, but not limited to, temporary, preliminary, and permanent injunctive relief, including the issuance of a temporary restraining order, in order to secure the specific performance of this Agreement. The parties agree that the rights to obtain injunctive relief shall not be considered a waiver of a party's rights to seek any other remedies it may have at law or in equity. The restrictions set forth herein shall be construed as independent covenants, and the existence of any claim or cause of action against a party, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by such party of the restrictions contained in this Section 11. The covenants contained in this Section 11 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of a party against another party or any of its employees, agents, shareholders, directors, or officers, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by such party of any of these covenants.

12. [INTENTIONALLY OMITTED]

13. [INTENTIONALLY OMITTED]

14. SURVIVAL; INDEMNIFICATION

     14.1. Survival of Sellers' Representations

     The representations and warranties made by Sellers in this Agreement or pursuant hereto shall survive the Closing Date for a period of eighteen (18) months, and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer or Avantium US, provided, however, that the representations and warranties made in Sections 3.2, 3.4 and 3.5 shall survive indefinitely. However, a cause of action arising under any representation or warranty which terminates on the date which is eighteen (18) months after the Closing Date shall be preserved to the extent that notice of a Claim in accordance with Section 14.5 hereof shall have been delivered on or before such date to GSE Systems.

     14.2.  Indemnification  by Sellers

     Subject to the conditions and provisions of Section 14.5, Sellers agree, jointly and severally, to indemnify, defend and hold harmless Buyer and Avanitum US from and against any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by Buyer and Avantium US, directly or indirectly, by reason of or resulting from (a) any liability or obligation of or claim against Sellers (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to Section 2.4, arising out of, relating to or resulting from the businesses of Sellers, or relating to or resulting from the Assets or the business and operations of the VirtualPlant Division during the period prior to the Closing Date; (b) any misrepresentation or breach of the representations and warranties of Sellers contained in or made pursuant to this Agreement or any other Seller Document; (c) any noncompliance by Sellers with any covenants, agreements or undertakings of Sellers contained in or made pursuant to this Agreement or any other Seller Document; (d) obligations to former GSE Systems employees due upon termination of employment with GSE Systems and its subsidiaries or otherwise in the nature of severance;
(e) any matter giving rise to indemnity obligations by Seller under the UK Asset Purchase Agreement; and (f) any amounts due to Dr. Alan Wright and Ms. Bramfitt from Sellers or any affiliate of Sellers. In the event of any indemnification of Buyer and Avantium US pursuant to this Section14.2, Buyer and Avantium US shall be entitled, in addition to their rights and remedies at law or in equity, to deduct the amount of such indemnification from any payment made by Buyer and Avantium US in connection with this Agreement or the transactions contemplated hereby.

     14.3. Survival of Representations of Buyer and Avantium US

     The representations and warranties made by Buyer and Avantium US in this Agreement or pursuant hereto shall survive the Closing Date for a period of eighteen (18) months; provided, however, that the representations and warranties made in Section 4.2 shall survive indefinitely. However, a cause of action arising under any representation or warranty which terminates on the date which is eighteen (18) months after the Closing Date shall be preserved to the extent that notice of a Claim in accordance with Section 14.5 hereof shall have been delivered on or before such date to Buyer and Avantium US.

     14.4. Indemnification by Buyer and Avantium US

     Subject to the conditions and provisions of Section 14.5, Buyer and Avantium US, jointly and severally, hereby agree to indemnify, defend and hold harmless Sellers from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by Sellers, directly or indirectly, by reason of or resulting from (a) any liability or obligation of or claims against Sellers (whether absolute, accrued, contingent or otherwise and whether contractual, tax or any other type of liability or obligation or claim) expressly assumed by Buyer hereunder; (b) any misrepresentation or breach of the representations and warranties of Buyer and Avantium US contained in or made pursuant to this Agreement or any other Buyer Document; or (c) any noncompliance by Buyer and Avantium US with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement or any other Buyer Document. In the event of any indemnification of Sellers pursuant to this Section 14.4, Sellers shall be entitled, in addition to their rights and remedies at law or in equity, to deduct the amount of such indemnification from any payment made by Sellers in connection with this Agreement or the transactions contemplated hereby.

     14.5. Conditions of Indemnification

     The obligations and liabilities of Sellers and of Buyer and Avantium US hereunder with respect to their respective indemnities pursuant to this Section 14, resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, "Claims"), shall be subject to the following terms and conditions:

     (a) The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim promptly after the Indemnified Party receives notice thereof;

     (b) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such claim;

     (c) In the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof); and

     (d) Anything in this Section 14.5 to the contrary notwithstanding, if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, (i) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim,
(ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (iii) in the event that the Indemnifying Party undertakes defense of any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Claim.

15. POST-CLOSING MATTER

     Following closing, Buyer and Avantium US and Sellers shall cooperate in good faith to conclude a materially acceptable arrangement with Johns Hopkins University, Applied Physics Laboratory to either terminate, assign or replace the existing arrangement with the respective party.

16. [INTENTIONALLY OMITTED]

17. ADDITIONAL ACTIONS AND DOCUMENTS

Each of the parties hereto agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

18. BROKERS

Sellers represent to Buyer and Avantium US that Sellers have not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer and Avantium US represent to Sellers that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Sellers, jointly and severally, agree to indemnify Buyer and Avantium US, and Buyer and Avantium US, jointly and severally, agree to indemnify Sellers, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing without limitation.

19. EXPENSES

     Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

20. NOTICES

     All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

     (i) If to Buyer:

                    Avantium International B.V. Zekeringstraat 29, 1014 BV P. O.
               Box 2915, 1000 CX Amsterdam, The Netherlands Attn: Marjolein N.J. van der Linden Fax: 011/31-20-586-8085 with a copy (which shall not constitute notice) to:

                             Hogan & Hartson L.L.P.
                            111 South Calvert Street
                            Baltimore, Maryland 21202
                               Attn: Henry D. Kahn
                               Fax: (410) 539-6981

     (ii) If to Avantium US:

                          Avantium Technologies US, Inc
                               1209 Orange Street
                           Wilmington, Delaware 19801
                                      Attn:
                                      Fax:

     with a copy (which shall not constitute notice) to:

                             Hogan & Hartson L.L.P.
                            111 South Calvert Street
                            Baltimore, Maryland 21202
                               Attn: Henry D. Kahn
                               Fax: (410) 539-6981

     (iii) If to GSE Systems:

     GSE Systems, Inc. 9189 Red Branch Road Columbia, Maryland 21045 Attn: Chief Executive Officer Fax: (410) 772-3599

               with a copy (which shall not constitute notice) to:

                                GSE Systems, Inc.
                              9189 Red Branch Road
                            Columbia, Maryland 21045
                             Attn: Corporate Counsel
                               Fax: (410) 772-3599

                           (iv)     If to GSE Process:

                                    GSE Process Solutions, Inc.
                                    9189 Red Branch Road
                                    Columbia, Maryland  21045
                                    Attn:  Chief Executive Officer
                                    Fax:  (410) 772-3599

     or such other address as the addressee may indicate by written notice to the other parties.

     Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

21. WAIVER

     No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

22. BENEFIT AND ASSIGNMENT

     Except as hereinafter specifically provided in this Section 22, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of GSE Systems (if the assignor is a Buyer) or Buyer (if the assignor is a Seller); and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. In no event shall any assignment by any party hereto of its rights and obligations under this Agreement, whether before or after the Closing, release such party from its liabilities hereunder. Notwithstanding the foregoing, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder, in whole or in part, to any subsidiary of Buyer or Avantium US or to any entity in which the controlling shareholders of Buyer maintain control.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

23. REMEDIES CUMULATIVE

     Except as specifically provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by Sellers or by Buyer or Avantium US of any other rights or the seeking of any other remedies against the other, or its successors or assigns. Nothing contained herein shall preclude a party from seeking equitable relief, where appropriate.

24. ENTIRE AGREEMENT; AMENDMENT

     This Agreement, including the Schedules and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters, including, without limitation, the Software License and Intellectual Property Agreement dated as of February 24, 2000 by and between Avantium B.V. and GSE Systems, as clarified by Clarification to Software License and Intellectual Property Agreement dated as of February 24, 2000 by and between Avantium B.V. and GSE Systems. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or discharge is sought.

25. SEVERABILITY

     If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said agreement.

26. HEADINGS

     The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

27. GOVERNING LAW

     This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Delaware, excluding the choice of law rules thereof.

28. DEFINITIONS AND REFERENCES

     As used herein, the following terms shall have the meanings set forth below, unless the context otherwise requires:

     "Affiliate," with respect to a party, means any entity that controls, is controlled by or is under common control with such party. For purposes of this Agreement, the phrase "controls, is controlled by" means ownership of, or the right to acquire: (a) not less than 50% of the voting stock of a corporation,
(b) the right to vote not less than 50% of the voting stock of a corporation, or
(c) not less than 50% ownership interest in a partnership or other business entity.

     "Assets" shall have the meaning set forth in Section 2.1.

     "Assignment of Contracts" means that certain Assignment of Contracts, dated as of the Closing Date and executed by Sellers, substantially in the form attached hereto as Exhibit D.

     "Assumption Agreement" means that certain Assumption Agreement, dated the Closing Date and executed by Buyer and Sellers, substantially in the form attached hereto as Exhibit E.

     "Avoidance Actions" shall have the meaning specified in Section 2.4.

     "Bill of Sale" means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Sellers, substantially in the form attached hereto as Exhibit F.

     "Business Products" means any and all versions (including prior releases) of all Software used by the VirtualPlant Division, including but not limited to the following Software: BatchCAD, Batch Wizard, SimSuite Pro, D/3 (including TotalVision), VP Batch, VP Data Warehouse, Recipe Wizard, Process Outliner, Statistical Design of Experiments (DOE) Wizard, Chemometrics and Data Analysis Tools, Sptofire Integration and Visualization for all data types, NanoFlow Integration, NanoFlow Analytics, Hamilton Robot Integration, Flexbatch, Testman, Errorman, Patchman, VirtualLab, VirtualPlant, Rapid Product
Deployment, Experimental Design. "Business Services" means any consulting, training, evaluating or similar service provided by Seller's VirtualPlant Division and related to the Business Products.

     "Buyer Documents" shall mean, collectively, this Agreement, the Agreement Not To Compete, the Assumption Agreement, the Bill of Sale, the UK Purchase Agreement, the Software License Agreement, the Transition Agreement, the Temporary Occupancy Agreement, Buyer's power of attorney directing its Dutch civil law notary to issue all Shares constituting the Purchase Price, written offer of employment to all employees identified on Schedule , BatchWizard License Agreement, Amendment, Assignment and Assumption of Licensing Agreement and Consent to Assignment, and Amendment, Assignment and Assumption of Software Distribution Agreement and Consent to Assignment.

     "Claims" shall have the meaning specified in Section 14.5.

     "Closing" means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.

     "Closing Date" means the time and date on which the Closing takes place, as established by Section 10.1.

     "Covenantors" mean GSE Systems, Inc., GSE Process Solutions, Inc. and GSE Systems UK, Ltd.

     "Designated Employees" shall mean those employees of Sellers engaged in and necessary to the operation of the VirtualPlant Division and identified in
Schedule 10.2.1(viii) or Designated Employees.

     "Encumbrances" mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances, or charges.

     "Excluded Assets" shall have the meaning specified in Section 2.12.

     "Indemnified Party" and "Indemnifying Party" shall have the respective meanings specified in Section 14.5(a).

     "Intellectual  Property" shall have the meaning  specified in
Section 2.1.1(a).

     "Intellectual  Property Assets" shall have the meaning specified in
Section 2.1.1(a).

     "Inventory" shall have the meaning specified in Section 2.1.1(b).

     "Intellectual  Property  Assets" shall mean the Assets described in
Section 2.1.1(a), excluding the Tangible Assets.

     "Licensed Assets" shall have the meaning specified in Section 2.1.2(a).

     "Licenses" shall have the meaning specified in Section 3.5(e).

     "Purchase Price" shall have the meaning specified in Section 2.2.

     "Release of the National Bank of Canada" shall mean a release executed by the National Bank of Canada, in a form acceptable to Buyer, of any and all security interests that the National Bank of Canada has in any of the Assets.

     "Seller Contracts" shall have the meaning specified in Section 2.1.1(d).

     "Seller Documents" shall mean, collectively, this Agreement, the Bill of Sale, the Assumption Agreement, the Assignment Agreement, the UK Purchase Agreement, the Software License Agreement, the Transition Agreement, the Temporary Occupancy Agreement, Seller document relating to the Share Issuance (if required), the Release of the National Bank of Canada, BatchWizard License Agreement, Amendment, Assignment and Assumption of Licensing Agreement and Consent to Assignment, and Amendment, Assignment and Assumption of Software Distribution Agreement and Consent to Assignment.

     "Software" means (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii)databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, specifications, techniques, designs, files, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

     "Software License Agreement" shall mean that certain Software License Agreement of even date herewith among GSE Systems, GSE Process, Buyer and Avantium US and attached hereto as Exhibit G .

     "Tangible Assets" shall have the meaning specified in Section 2.1.1(g).

     "Third Party Intellectual Property Rights" shall have the meaning specified in Section 2.1.1(c).

     "Third Party IP Licenses" shall have the meaning specified in Section 2.1.1(c).

     "UK Assets" means the assets of GSE Systems UK, Ltd. set forth on Exhibit H attached hereto.

     "UK Purchase Agreement" means the purchase agreement for the purchase of the UK Assets and attached hereto as Exhibit I.

     "VirtualPlant Division" means that portion of the Seller's business which involves the development, marketing, license and sale of VirtualLab, VirtualPlant, Accelerated Product Deployment, BatchCAD Software, Batch Wizard Software, and all services and partially-developed sub-products relating to the foregoing; and the personnel employed by Seller directly in the development, marketing and licensing of such products, and performance of such services.

     "VirtualPlant Intellectual Property" shall have the meaning specified in
Section 2.1.2(a).

     All references to clauses, Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules to this Agreement.

29. SIGNATURE IN COUNTERPARTS

     This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

















                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Sale and Purchase Agreement, or has caused this Asset Sale and Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

                                GSE SYSTEMS, INC.


                                       By:
                                      Name:
                                     Title:


                           GSE PROCESS SOLUTIONS, INC.


                                       By:
                                      Name:
                                     Title:


                           AVANTIUM INTERNATIONAL B.V.

                                       By:
                                      Name:
                                     Title:


                         AVANTIUM TECHNOLOGIES US, INC.


                                       By:
                                      Name:
                                     Title:

Acknowledged and Agreed:


AVANTIUM TECHNOLOGIES UK, LTD.


By:
     Name:
     Title:


GSE SYSTEMS UK, LTD.


By:
     Name:
     Title:

                        ASSET SALE AND PURCHASE AGREEMENT
                                      AMONG
                                GSE SYSTEMS, INC.
                                       AND
                           GSE PROCESS SOLUTIONS, INC.
                                       AND
                         AVANTIUM TECHNOLOGIES US, INC.
                                       AND
                           AVANTIUM INTERNATIONAL B.V.







                           Dated as of March 06, 2001